PRESS RELEASE

FOR:     STRATASYS, INC.

CONTACT:  Shane Glenn, Director of Investor Relations
Tom Stenoien, Chief Financial Officer
S. Scott Crump, Chairman and CEO
(952) 937-3000 www.Stratasys.com

FOR IMMEDIATE RELEASE

STRATASYS REPORTS RECORD SECOND QUARTER REVENUE AND EARNINGS

Company increases financial guidance for fiscal 2004

MINNEAPOLIS, July 29, 2004 – Stratasys, Inc. (Nasdaq: SSYS) today announced the highest second quarter revenue and earnings in the company’s history. Record financial performance continues to be driven by the company’s execution of its product continuum strategy related to delivering products and services that meet customer needs across the complete market spectrum. Most notably, steady sales of consumables and the success of the company’s family of low-priced Dimension 3D printers resulted in record performance, with 3D printer unit shipments rising more than 150% over the same quarter of the previous year.

Revenues rose 43% to $17.3 million for the second quarter ended June 30, 2004, over the $12.1 million recorded in the same quarter of the previous year. Net income grew 58% to $2.4 million, or $0.22 per diluted share, for the second quarter, compared with net income of $1.5 million, or $0.16 per diluted share, for the same period in 2003. Total system shipments increased 92% to 281 units from 146 units in the second quarter of 2003.

Revenues increased 46% to $33.2 million for the six months ended June 30, 2004, compared with revenues of $22.8 million for the same six-month period of 2003. The company reported net income of $4.3 million, or $0.40 per diluted share, for the six months ended June 30, 2004, comparing favorably to net income of $2.7 million, or $0.29 per diluted share, for the same six-month period in 2003. Total unit shipments in the six months ended June 30, 2004, increased by 104% to 572 systems as compared with 280 systems in the comparable 2003 period.

Due to better-than-anticipated financial performance during the first six months of this year, combined with the outlook for the remainder of 2004, Stratasys increased financial guidance for the fiscal year ending Dec. 31, 2004. The company anticipates revenue to be in the range of $65 million to $68 million for 2004, up from the range of $61 million to $65 million previously stated by the company. Stratasys expects earnings per share (EPS) to be between $0.83 and $0.90 for fiscal 2004, up from the previous range of $0.80 to $0.90.

“Strong customer demand and global acceptance of our family of 3D printers and rapid prototyping (RP) systems have generated another record quarter for Stratasys,” said Scott Crump, chairman and chief executive officer of Stratasys. “Success for the second quarter was driven by both healthy sales of our FDM systems and consumables and higher-than-expected sales of our Dimension 3D printers to end users.

“We shipped nearly as many Dimension 3D printers in the first two quarters of 2004 as we did during all of 2003. Our Dimension BST and SST systems provide users industry-leading pricing and operational convenience. And, our worldwide network of resellers continues to help the company expand the 3D printing marketplace, securing sales in new vertical industries on an ongoing basis.

“We believe these products, which are priced as low as $24,900 and output prototype parts of real production plastic directly from computer-aided-design (CAD) systems at engineers’ desktops, are redefining a rapidly expanding 3D printing market and address a market universe of more than 4.8 million CAD stations. We believe a market exists for more than 500,000 3D printers at the right price.

“We also experienced greater-than-anticipated sales of our FDM productivity systems during the second quarter, and as the global economy continues to rebound and grow, we believe this growth trend will continue. Companies are now clearly investing in tools for new product development. And, as our products become more pervasive across multiple industries, we expect to continue to increase consumables sales.

“Based on findings published in the recently issued Wohlers Report 2004, we are pleased to have attained the global market leader position in terms of units shipped within the RP market and excited to see the strong growth and projected future growth of this industry. According to Wohlers, Stratasys shipped 37% of all RP units in 2003, which includes 48% of all 3D printer units. It was also gratifying to see we’ve surpassed all competitors with the largest global unit installed base as well.

“Overall, we believe we are positioned for record sales and profits in 2004 as we continue to innovate and expand our product continuum, and given the current outlook, we believe we will experience solid growth in 2005,” Crump concluded.

The company will hold a conference call to discuss these results on July 29, 2004 at 8:30 a.m. (Eastern Time). To access the call, dial 800-540-0559 or 785-832-0326 internationally. The conference I.D. is “Stratasys.” A recording of the call will be available for two weeks after the call. To access the recording, dial 888-562-3310 or 402-220-1132 internationally.

Stratasys, Inc. is a worldwide provider of office prototyping and 3D printing solutions. The company manufactures rapid prototyping (RP) and 3D printing systems for the automotive, aerospace, industrial, recreational, electronic, medical, consumer products OEM, and education markets. The company’s patented Fused Deposition Modeling (FDM) rapid prototyping processes create precision three-dimensional plastic and wax prototyping parts directly from 3D computer-aided-design (CAD) systems. Stratasys holds more than 110 granted and pending patents worldwide focused on rapid prototyping. According to Wohlers Report 2004, Stratasys is the RP market unit leader with 37 percent of all RP systems shipped worldwide in 2003. The company is located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020, and on the Web at www.Stratasys.com and www.Dimensionprinting.com.

(Financial Tables follow)

All statements herein that are not historical facts or that include such words as “expect”, “anticipates”, “project”, “estimates” or “believe” or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our Dimension BSTTM, Dimension SSTTM, Prodigy Plus, FDM MaxumTM , TripletsTM, FDM VantageTM, and TitanTM product lines; the size of the 3D Printing market; our ability to penetrate the 3D Printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Eden; and the other risks detailed from time to time in our SEC Reports, including the reports on Form 10-Q for the quarter ended March 31, 2004 and on Form 10-K for the year ended December 31, 2003.

This release is also available on the Stratasys Website at www.Stratasys.com.

Item 1. Financial Statements

STRATASYS, INC.

CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2004	2003
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$45,541,761	$44,544,341
Short-term investments	1,337,530	950,000
Accounts receivable, less allowance for returns and
doubtful accounts of $1,046,152 in 2004 and $767,367 in 2003	18,408,135	15,788,095
Inventories	8,169,744	6,423,658
Net investment in sales-type leases	706,004	398,207
Prepaid expenses	1,773,625	2,809,541
Deferred income taxes	146,000	146,000
Total current assets	76,082,799	71,059,842

Property and equipment, net	9,304,946	6,544,663

Other assets
Intangible assets, net	2,698,227	2,496,593
Net investment in sales-type leases	1,681,227	888,367
Deferred income taxes	2,124,000	2,124,000
Long-term investments	720,000	625,000
Other	166,546	361,761
	7,390,000	6,495,721

	$92,777,745	$84,100,226

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and other current liabilities	$7,634,497	$4,940,055
Unearned maintenance revenue	6,094,199	5,263,962
Total current liabilities	13,728,696	10,204,017

Stockholders' equity
Common Stock, $.01 par value, authorized 15,000,000
shares, issued 12,136,485 shares in 2004 and
12,028,320 shares in 2003	121,364	120,283
Capital in excess of par value	70,834,277	69,924,093
Retained earnings	15,361,029	11,063,902
Accumulated other comprehensive loss	(71,480)	(41,274)
Less cost of treasury stock, 1,770,026 shares in 2004
and 1,768,856 shares in 2003	(7,196,141)	(7,170,795)
Total stockholders' equity	79,049,049	73,896,209

	$92,777,745	$84,100,226

See notes to consolidated financial statements.

STRATASYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Sales	$17,315,648	$12,073,761	$33,161,823	$22,751,402

Cost of goods sold	6,836,095	4,158,237	12,976,135	7,978,307

Gross profit	10,479,553	7,915,524	20,185,688	14,773,095

Costs and expenses
Research and development	1,345,067	1,337,441	2,691,396	2,495,598
Selling, general and administrative	5,605,591	4,600,445	11,197,664	8,830,697

	6,950,658	5,937,886	13,889,060	11,326,295

Operating income	3,528,895	1,977,638	6,296,628	3,446,800

Other income (expense)
Interest income	124,484	39,723	236,231	76,252
Interest expense		(40,976)		(82,288)
Other	(34,980)	45,654	(71,013)	106,040

	89,504	44,401	165,218	100,004

Income before income taxes	3,618,399	2,022,039	6,461,846	3,546,804

Income taxes	1,226,381	505,509	2,164,719	886,701

Net income	$2,392,018	$1,516,530	$4,297,127	$2,660,103

Earnings per common share
Basic	$0.23	$0.18	$0.42	$0.32

Diluted	$0.22	$0.16	$0.40	$0.29

Weighted average number of common shares outstanding
Basic	10,331,963	8,493,408	10,301,560	8,293,677

Diluted	10,711,375	9,257,786	10,716,031	9,140,678

COMPREHENSIVE INCOME (LOSS)

Net income	$2,392,018	$1,516,530	$4,297,127	$2,660,103

Other comprehensive loss
Foreign currency translation adjustment	(3,897)	(1,208)	(30,206)	(22,734)

Comprehensive income	$2,388,121	$1,515,322	$4,266,921	$2,637,369

See notes to consolidated financial statements.